FOR IMMEDIATE RELEASE

CONTACTS:
Ira Weingarten, Equity Communications, 805-897-1880
Robert Kauffman, Alanco Technologies, Inc., 480-505-4859
Thomas Zilliacus, YuuZoo Corporation, +358-500-850935 (Finland)

Alanco Announces Definitive Merger Agreement with
YuuZoo Corporation, a Leading Global Mobile Social Networking Company

(Scottsdale, AZ – June 29, 2011) – Alanco Technologies, Inc. (NASDAQ: ALAN) today announced that it has executed a definitive agreement to merge with profitable, fast-growing YuuZoo Corporation (www.yuuzoo.com ), a leading global provider of mobile targeted social networks, targeted advertising & mobile payment systems.

Since its founding in 2007, YuuZoo has grown rapidly and profitably, reporting preliminary, unaudited sales and net income of $17.0 million and $1.0 million, respectively, for its prior fiscal year 2010, ended December 31, 2010, compared to sales of $2.0 million, and a loss in 2009.  Sales for the current fiscal year 2011 are projected to exceed
$30 million, with continued profitability growth.

YuuZoo’s proprietary and patent-pending technology provides a platform and internet content developed specifically for access via mobile phone handsets, uniquely combining the following into a complete end-to-end solution:

•
Targeted Mobile Social Networks – Developed with a combination of global & local content for age-,interest-, or location-specific user groups, creating unique targeted mobile advertising revenue opportunities, as well as targeted mobile commerce opportunities, including, among other, user subscriptions, single-purchase content and product purchases.

•
Mobile Payment System – YuuZoo’s subsidiary YuuPay enables mobile consumers to pay directly to mobile merchants, eliminating expensive carrier-billing.
YuuPay, in 2010, processed worldwide transactions averaging more than $100 million per month.

Headquartered in Singapore and managed by a highly experienced global team, YuuZoo’s strategic focus has been on the world’s fastest growing and most populous markets:
India, China, South East Asia, the Middle East and Africa. In these markets mobile phone market penetration is accelerating far beyond land line utilization. The mobile phone, therefore, has become the most economical and, usually, sole link with the internet for hundreds of millions of consumers.

YuuZoo has created a unique franchise and license program for the mobile world, which enables the Company to launch its services with both minimal upfront costs and immediate profitability, in any local market worldwide.  YuuZoo already has approximately two million registered users in over 150 countries worldwide, and license agreements in place for more than 30 countries, including the Middle East, India, Indonesia, the UK, Saudi Arabia, Australia, the Philippines and, recently, the USA, with a combined consumer base of more than 1 billion people.  YuuZoo has established strong partnerships with leading local players in key markers. This has given the Company a first-mover advantage, and has created strong barriers to entry for any competitor trying to duplicate YuuZoo’s market entry model.

Under terms of the definitive merger agreement, Alanco will issue approximately 34 million common shares to YuuZoo shareholders in exchange for 100% of outstanding
YuuZoo equity interests, resulting in Alanco shares outstanding totaling approximately 39 million.  Upon close of the merger transaction, current YuuZoo and Alanco shareholders will own 88% and 12%, respectively, of the new Company’s outstanding common stock.  The definitive merger agreement is contingent upon NASDAQ approval, usual due diligence completion, and regulatory compliance, as well as Alanco and YuuZoo shareholder approval.

Alanco Chairman & CEO, Robert R. Kauffman, commented “This merger represents a unique opportunity for Alanco’s approximately 2,700 shareholders to participate in one of the fastest growing market opportunities of our lifetime - the mobile internet.  Our merger partner, YuuZoo Corporation, is a global pioneer in this new market with a world-class management team, and a brief, but convincing, track record of strong growth and profitability.

Thomas Zilliacus, Executive Chairman & CEO of YuuZoo added “We are truly excited with this opportunity to showcase our unique business plan and proprietary technology to U.S. investors and a broader global business audience that will be available to us through a NASDAQ listing.  YuuZoo management and board are fully committed to maximizing our long term shareholder value, and we believe that YuuZoo will perform quite well in the U.S. public market.”

As previously announced, following the sale of Alanco’s StarTrak Systems, LLC subsidiary in May 2011, the NASDAQ Staff advised Alanco that, notwithstanding its compliance with all quantitative requirements for continued listing on The NASDAQ Capital Market, Alanco was no longer eligible for continued listing given Staff’s determination that Alanco “no longer has any operating business.”  Accordingly, Alanco requested a hearing before an independent NASDAQ Listing Qualifications Panel.
At the hearing, which has been scheduled for June 30, 2011, Alanco will request continued listing on NASDAQ pending completion of its merger with the YuuZoo
Corporation, which would address the Staff’s concerns about Alanco’s operating status.  However, there can be no assurance that the Panel will grant Alanco’s request.

In order to maintain its listing following the completion of the merger, Alanco will be required to demonstrate compliance with all requirements for initial listing and must obtain NASDAQ approval for the merger.  Alanco believes that it can satisfy the initial listing requirements following completion of the merger and, accordingly, has already filed a listing application with the NASDAQ Staff to seek the necessary approval.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS.  THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR OUR PRODUCTS; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY’S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS.  THE COMPANY’S RISKS INCLUDE BUT ARE NOT LIMITED TO COSTS RELATED TO THE PROPOSED TRANSACTION; FAILURE TO OBTAIN THE REQUIRED APPROVAL OF THE ALANCO SHAREHOLDERS; RISKS THAT THE CLOSING OF THE TRANSACTION IS SUBSTANTIALLY DELAYED OR THAT THE TRANSACTION DOES NOT CLOSE, RISK THAT THE COMPANY COULD LOSE ITS NASDAQ LISTING; AND MARKET RISK ASSOCIATED WITH HOLDING THE ORBCOMM STOCK.

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